EXHIBIT 23.1(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Sequential Brands Group, Inc., formerly People’s Liberation, Inc., which are incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report.

/s/ GRANT THORNTON LLP

New York, NY

August 2, 2013